Exhibit 4.6

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

October 22, 2007

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ARYX THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of the 22nd day of October, 2007, by and among Aryx Therapeutics, Inc., a Delaware corporation (the “Company”) and the holders of the Company’s Preferred Stock set forth on Exhibit A hereto (collectively, the “Investors” and each individually an “Investor”).

RECITALS

Whereas, the Investors and the Company are parties to an Amended and Restated Investor Rights Agreement dated January 27, 2006 (the “Prior Agreement”);

Whereas, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

Whereas, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

SECTION 1.         GENERAL

1.1          Amendment and Restatement of Prior Agreement.  The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective because this Agreement has been executed by the Company and the holders of at least sixty-three percent (66 2/3%) of the Registrable Securities (as defined herein) held by the Investors outstanding as of the date of this Agreement. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, and each of the Investors hereby irrevocably waives, and releases the Company from, any and all claims such Investor has or may have against the Company arising out or as a result of (a) the Prior Agreement or (b) the amendment and restatement of the Prior Agreement as provided for under this Section 1.1.

1.2          Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)           “Common Stock” means shares of the Company’s common stock.

(b)           “Equity Securities” means (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right, in each case, whether authorized or not.

(c)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)           “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)           “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(f)            “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(g)           “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h)           “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares; (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities; and (c) except for the purposes of Section 4, the Shares (or any Common Stock issued or issuable upon conversion of the Shares) issuable upon exercise of any and all warrants issued by the Company to Lighthouse Capital Partners V, L.P. and/or its affiliates or any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(i)            “Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(j)            “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(k)           “SEC” or “Commission” means the Securities and Exchange Commission.

(l)            “Securities Act” shall mean the Securities Act of 1933, as amended.

(m)          “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(n)           “Shares” shall mean the Company’s Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock held by the Investors listed on Exhibit A hereto (or any shares acquired pursuant to the exercise of warrants to purchase such securities) and their permitted assigns pursuant to Section 2.10.

(o)           “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2.         REGISTRATION; RESTRICTIONS ON TRANSFER

2.1          Restrictions on Transfer. Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(iii)         Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests or to the estate of any such partner or former partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s family member, former spouse or trust for the benefit of an individual Holder, Holder’s family member or former spouse; provided, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b)           Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)           The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)           Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2          Demand Registration.

(a)           Subject to the conditions of this Section 2.2 and after the effective date of the registration statement pertaining to the Initial Offering, if at any time the Company shall receive a written request from the Holders of (i) at least a majority of the Registrable Securities held by the Holders of the Series A Stock, Series B Stock, Series C Stock and Series E Stock, in the aggregate, (ii) at least thirty-three percent (33%) of the Registrable Securities held by the Holders of the Series D Stock or (iii) at least thirty-six percent (36%) of the Registrable Securities held by the Holders of the Series E Stock (in each case, the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding that have an aggregate offering price, net of underwriting discount and commissions, that exceeds $7,500,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company) (provided, that in no event shall any Holder be required to provide any representations and warranties regarding the Company and/or its business and/or any other person other than its affiliates, which in no event shall be deemed to be the Company or any other Holder that may be deemed to be an affiliate solely by virtue of such Holder’s interest in the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities to be sold for the account of the Company and any securityholder other than the holders of Registrable Securities are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(b)           Subject to the final sentence of this Section 2.2(b), the Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)            prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii)           with respect to a request pursuant to Section 2.2(a)(i), after the Company has effected two (2) registrations requested pursuant to Section 2.2(a)(i), and with respect to a request pursuant to Section 2.2(a)(ii), after the Company has effected two (2) registrations requested pursuant to Section 2.2(a)(ii) (in each case, the “Initiating Holders Demand Registration”), and such registrations have been declared or ordered effective;

(iii)         during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided, that the Company makes reasonable good faith efforts to cause such registration statement to become effective and provided, in the case of a public offering other than the Initial Offering, that the Initiating Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof;

(iv)          if within twenty (20) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s bona fide intention to file a registration statement for a public offering on its own behalf for its own account, other than pursuant to a Special Registration Statement, within forty-five (45) days;

(v)            if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its shareholders for such registration statement to be effected at such time because such action (x) would materially interfere with a significant acquisition, corporate reorganization or financing or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (provided, that no such information will be disclosed to such Holders) or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such one hundred twenty (120) day period (other than pursuant to a Special Registration Statement);

(vi)          if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

Notwithstanding the foregoing and without limitation to the generality of Section 2.6(a), a registration shall not constitute a valid demand under Section 2.2 until the registration statement relating to such registration has been declared effective by the SEC and has remained continuously effective for the lesser of (i) the period during which all Registrable Securities registered in such demand registration are sold and (ii)  180 days; provided, however, that a registration shall not constitute a valid demand registration pursuant to this Section 2.2 if (x) after the registration statement relating to such registration has been declared effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason attributable to the Company and not primarily attributable to any Holder, and such interference is not thereafter promptly eliminated, or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such demand registration are not satisfied or waived, by reason of a failure by the Company and not primarily by any Holder. Further, a registration shall not constitute an effective registration under Section 2.2 if more than 50% of the Registrable Securities so requested to be registered by the Initiating Holders are excluded from an offering under Section 2.2(a) (a “Reload Event”), then the Holders shall have the right to one additional demand registration under Sections 2.2(a), upon the occurrence of each Reload Event.

2.3          Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)           Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority of the Initiating Holders initiating such request for registration) (provided, that in no event shall any Holder be required to provide any representations and warranties regarding the Company and/or its business and/or any other person other than its affiliates, which in no event shall be deemed to be the Company or any other Holder that may be deemed to be an affiliate solely by virtue of such Holder’s interest in the Company). Notwithstanding any other provision of this Section 2.3, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights under this Agreement owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)           Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4          Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)           as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)            if Form S-3 (or any successor or similar form) is not available for such offering by the Holders;

(ii)           if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than three million dollars ($3,000,000);

(iii)         if within twenty (20) days of receipt of a written request from a Holder or Holders pursuant to this Section, the Company gives notice to the Holders of the Company’s bona fide intention to make a public offering on its own behalf and for its own account, other than pursuant to a Special Registration Statement, within forty-five (45) days;

(iv)          if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than pursuant to a Special Registration Statement); or

(v)            in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

(c)           Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(d)           Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5          Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or Section 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities requested to be registered agree to forfeit their right to one requested registration pursuant to Section 2.2 in which event such right shall be forfeited by all Holders; provided, however, that in the case of a registration request initiated pursuant to Section 2.2 by the Initiating Holders, the registration right to be forfeited shall be an Initiating Holders Demand Registration. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a registration.

2.6          Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c)           Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

(e)           In the event of any underwritten public offering, (i) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and (ii) provide reasonable cooperation, including causing appropriate officers and other members of management to attend and participate in “road shows” and other information meetings organized by any underwriter. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement (provided, that in no event shall any Holder be required to provide any representations and warranties regarding the Company and/or its business and/or any other person other than its affiliates, which in no event shall be deemed to be the Company or any other Holder that may be deemed to be an affiliate solely by virtue of such Holder’s interest in the Company).

(f)            Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)            Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7          Termination of Registration Rights. A Holder’s registration rights granted under this Section 2 shall terminate and be of no further force and effect ten (10) years after the date of the Initial Offering or expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period. Notwithstanding the foregoing, if a Holder owns more than ten percent (10%) of the Equity Securities of the Company, such Holder shall continue to have registration rights beyond the ten (10) year limitation set forth above until (i) the Equity Securities held by such Holder (and its affiliates, managers, partners, former partners, members and former members) may be sold under Rule 144(k), or (ii) such Holder owns less than ten percent (10%) of the Equity Securities of the Company.

2.8          Delay of Registration; Furnishing Information. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(a)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(b)           The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable. If the Company does not complete a registration requested pursuant to Section 2.2 as a result of the preceding sentence, the Holders shall continue to have the same number of demand registrations pursuant to Section 2.4 as such Holders were entitled to prior to the initiation of the incomplete registration.

2.9          Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, managers, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, manager, member, officer, director, underwriter or controlling person of such Holder.

(b)           To the extent permitted by law, a Holder will severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers who have signed the registration statement and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, controlling person of such underwriter, or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, manager, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)           If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, liabilities or expenses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that (i) in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)           The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10        Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member or affiliate of a Holder, (b) is a Holder’s family member, former spouse or trust for the benefit of an individual Holder, Holder’s family member, or former spouse, (c) acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11        Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12        “Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not, without the prior written consent of the managing underwriters, sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder immediately prior to the effective date of the registration statement (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, that:

(i)            such agreement shall apply only to the Company’s Initial Offering; and

(ii)           all officers, directors and one percent (1%) or greater shareholders of the Company are subject to similar agreements.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

2.13        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2, Section 2.3 or Section 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.14        Exchange Act Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements) whether or not it qualifies as a registrant whose securities may be resold pursuant to Form S-3; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.         COVENANTS OF THE COMPANY AND THE INVESTORS

3.1          Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under GAAP consistently applied.

(b)           The Company will furnish each Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish each Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all audited and prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Board.

(c)           The Company will furnish each Investor, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, together with a comparison to the Company’s budget.

(d)           So long as an Investor (with its affiliates) shall own not less than five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations) or own any shares of Series D Stock or Series E Stock (a “Major Investor”), to the extent requested by such Major Investor, the Company will furnish each such Major Investor, as soon as practicable after the end of the month, and in any event within thirty (30) days thereafter, an unaudited balance sheet of the Company as of the end of the month, and a statement of income and a statement of cash flows of the Company for such month, together with a comparison to the Company’s budget.

(e)           With respect to the financial statements called for in subsections (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

(f)            To the extent requested by a Major Investor, the Company will furnish to such Major Investor, as soon as practicable, other financial information that such Major Investor may reasonably request.

(g)           The Company shall furnish each Investor who owns shares of Series D Stock, or Series E Stock, and each member of the Board of Directors, with: (i) prior to the beginning of each fiscal year an annual budget for such fiscal year; (ii) notification of material litigations where the Company is a party to the lawsuits; and (iii) upon request and as soon as practicable, copies of all filings made with SEC, unless such filings are submitted confidentially.

3.2          Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company (provided, that no Investor shall be deemed to be a competitor of the Company) or with respect to information which is attorney-client privileged and cannot, therefore, be disclosed without causing such privilege to be waived.

3.3          Confidentiality of Records. Each Investor agrees to use, and to use its commercially reasonable efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies in writing as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to its attorneys, accountants, consultants, or other professionals, any partner, manager, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such attorney, accountant, consultant, other professional, partner, manager, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3, or as may otherwise be required by law. The Company acknowledges that at least some of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company provided each Investor abides by the provisions of this Section 3.3.

3.4          Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5          Key Man Insurance. Unless otherwise canceled by the Board, the Company will use its best efforts to obtain and maintain in full force and effect term life insurance in the amount of one million ($1,000,000) dollars on the lives of each of Paul Goddard, Peter G. Milner and Pascal Druzgala, naming the Company as beneficiary.

3.6          Stock Vesting. Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows:  (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the company, and (b) seventy-five percent (75%) of such stock shall vest monthly over the following 36 months, with 1/48th of the stock vesting on the last day of each month. In the event of a Change in Control (as defined in Section 3.10 below), each holder of the stock options or other stock equivalents shall receive full acceleration of any unvested options, share of capital stock or other stock equivalents unless the vesting rights of such unvested stock options or repurchase options of such other stock equivalents are assigned to or assumed by a successor company.

3.7          Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the Company’s standard form.

3.8          Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of certain outstanding capital stock pursuant to stock purchase agreements to which the Company is entitled the right of first refusal or right of first offer, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Investor. Such assignment shall be made as soon as practicable, but in no case later than five (5) days after the Company receives notice from a holder of capital stock of an offer to sell his or her shares of capital stock. In the event of such assignment, each Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Investor at the time of the proposed transfer and the denominator of which is the total number of Registrable Securities held by all Investors at the time of such proposed transfer.

3.9          Use of Proceeds. The proceeds of the Financing shall be used for working capital, clinical research and product development, and other general corporate purposes.

3.10        Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) upon (a) the acquisition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock as constituted immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a “Change in Control”); provided, however, that such covenants shall not terminate under this subsection (ii) unless the consideration received by the Investors in such Change in Control consists solely of cash and/or publicly traded equity securities.

3.11        Visitation Rights.

(a)           Ascent Biomedical Ventures I, L.P. (“Ascent”) shall have such visitation rights and additional rights as set forth in that certain Management Rights Agreement between Ascent and the Company.

(b)           The Company shall allow one representative designated by Nomura Phase4 Ventures L.P. (“Nomura”) to attend all meetings, in person or by phone, of the Board in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, further, that in the event that the Company reasonably determines that disclosure of any information to the Nomura representative would likely result in the loss of attorney-client privilege with respect to such information, the Company will use commercially reasonable efforts to structure a method of disclosure that will permit the Nomura representative to receive some or all of such information, in a manner that will preserve the attorney-client privilege for such information. The decision of the Board with respect to the privileged nature of such information shall be final and binding subject to the foregoing sentence.

3.12        Transactions with Investors. Except for transactions contemplated by the Purchase Agreement and the agreements and instruments to be entered into by the Company and the Purchasers (as set forth on Exhibit A of the Purchase Agreement), or any of them, pursuant to the express terms of the Purchase Agreement or transactions set forth on Item 10 of Section 3.6 of the Schedule of Exceptions to the Purchase Agreement as in effect on the date hereof or as otherwise approved by each other Investor holding at least 1,400,000 shares of Preferred Stock (as adjusted for stock splits, dividends and the like), neither the Company nor any of its subsidiaries shall enter into any transaction with an Investor, any affiliate of an Investor, any director, officer or employee of an Investor or any such affiliate (or (i) any member or manager or an Investor or affiliate organized as a limited liability company and (ii) any general partner of an Investor or affiliate organized as a partnership) or any entity in which one or more of any such officer, director, employee, member, manager or general partner owns, collectively, in excess of 10% of the equity interests. For purposes of this Section 3.12, an entity will not be deemed to be affiliated with an Investor solely by reason of an officer or director of such Investor serving as an independent director of such entity. Notwithstanding the foregoing, this Section 3.12 shall not apply to transactions with an Investor that, together with its affiliates, holds less than an aggregate of 250,000 shares of Preferred Stock (as adjusted for stock splits, dividends and the like).

3.13        Modification of Capital Stock. Except as otherwise approved by each Investor holding at least 1,400,000 shares of Preferred Stock (as adjusted for stock splits, dividends and the like), (i) no change will be effected to the terms of any class or series of the Company’s capital stock unless such change is effected with respect to all shares of such class or series, and (ii) except for the repurchases of an employee’s capital stock in connection with the termination of such employee’s employment relationship with the Company, no offer will be made to exchange or redeem shares of any class or series of the Company’s capital stock unless such offer is made available, on identical terms, to all holders of such class or series on a pro rata basis.

3.14        Quorum of the Board. At all times when both of the directors elected by the Series C Stock and both of the directors elected by the Series D Stock are actually serving on the Board, a quorum of the Board shall consist of a majority of the directors including at least one of the directors appointed by the holders of each of the Series C Stock and Series D Stock. If at any time, less than both of the directors elected by the Series C Stock and both of the directors elected by the Series D Stock are actually serving on the Board, a quorum of the Board shall consist of a majority of the directors, including at least 50% of the actually serving directors appointed by the Series C Stock and Series D Stock together.

3.15        Public Non-Disclosure. Neither the terms of this Agreement nor any other document required to be executed in connection with the Financing, nor any termination of this Agreement or the related agreements (except for the Restated Certificate) shall be publicly disseminated by the parties hereto without the prior written approval thereof, which approval shall not be unreasonably withheld, except (i) as may otherwise be required by law or governmental authority, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, (iii) information disclosed to legal or financial advisors (and in the case of a Investor which is an investment fund, to the members of such fund, including general and limited partners and to its management company) in the ordinary course of evaluating this investment (provided such third parties agree not to disclose or further disseminate such information or are bound not to do so by the confidential nature of the relationship), or (iv) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosure by the other party in contravention of this Agreement.

SECTION 4.         RIGHTS OF FIRST REFUSAL

4.1          Subsequent Offerings. Subject to applicable securities laws, each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Registrable Securities which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) immediately prior to the issuance of the Equity Securities. For purposes of this Section 4.1, the term “Investor” includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate

4.2          Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its bona fide intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3          Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. The Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of their pro rata share of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

4.4          Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) a Change in Control; provided, however, that this Section 4 shall not terminate under this subsection (ii) unless the consideration received by the Investors in such Change in Control consists solely of cash and/or publicly traded equity securities. The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of Investors holding at least sixty-six and two thirds percent (66 2/3%) of the Registrable Securities held by all Investors, or as permitted by Section 5.6.

4.5          Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6          Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a)           Up to 9,460,000 shares (the “Option Plan Threshold”) of Common Stock and/or options, warrants or other Common Stock purchase rights, or such higher number of shares as approved by the Preferred Stock pursuant to Article III.C.2.b(xiii) of the Company’s Restated Articles of Incorporation, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing of the Company’s Restated Articles of Incorporation) to be issued after the Original Issue Date (as defined in the Company’s Restated Articles of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, that without increasing the Option Plan Threshold, any shares that revert back or are otherwise available for reissuance in connection with the expiration or termination of any option shall be available for issuance by the Company and not be subject to the right of first refusal established by this Section 4;

(b)           stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c)           any Equity Securities issued for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition or similar business combination, in each case, as approved by the Board;

(d)           shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e)           shares of Common Stock issued upon conversion of shares of the Company’s Preferred Stock;

(f)            any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution, in each case if approved by the Board;

(g)           any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act that results in the conversion of all Preferred Stock into Common Stock; and

(h)           any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided, that the issuance of shares therein has been approved by the Board.

SECTION 5.         MISCELLANEOUS

5.1          Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.2          Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4          Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, terminates the Prior Agreement in its entirety, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.5          Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.6          Amendment and Waiver.

(a)           Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities.

(b)           Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities.

(c)           Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of shares of Series E Stock pursuant to the Purchase Agreement as “Investors,” “Holders” and parties hereto.

(d)           Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Holder without the written consent of such Holder unless such amendment, termination or waiver applies to all Holders, as the case may be, in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Holders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Holders may nonetheless, by agreement with the Company, purchase securities in such transaction). No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any such right, power or privilege. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

5.7          Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.8          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, provided, that this clause (c) shall only apply if the notice is being sent to an address within the United States, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address set forth in the Company’s records or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto (it being understood that as of the date hereof, the addresses attached to the Purchase Agreement are the current addresses of record for the Investors).

5.9          Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and all such affiliated entities or persons shall be considered one Holder for the purpose of meeting any threshold hereunder.

5.10        Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.11        Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.12        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

ARYX THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs
and Secretary

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

NOMURA PHASE4 VENTURES L.P.

By:	Nomura Phase4 Ventures Limited as manager on
behalf of Nomura Phase4 Ventures L.P.

By:	/s/ Dr. Denise Pollard-Knight
Name:	Dr. Denise Pollard-Knight
Title:	Head of Nomura Phase4 Ventures

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

MPM BIOVENTURES III, L.P.

By:	MPM BioVentures III GP, L.P., its General
Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Series A Member

MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General
Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., in its capacity as
the Managing Limited Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.

By:	MPM BioVentures III GP, L.P., its General
Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Series A Member

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

MPM ASSET MANAGEMENT INVESTORS 2002 BVIII LLC

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Manager

MPM BIOVENTURES STRATEGIC FUND, L.P.

By:	MPM BioVentures III GP, L.P., its General
Partner
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Nicholas Simon
Name:	Nicholas Simon
Title:	Series A Member

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

CADUCEUS PRIVATE INVESTMENTS, LP

By: OrbiMed Capital LLC, its General Partner

By:	/s/ Eric A. Bittelman
Name:	Eric A. Bittelman
Title:	Chief Financial Officer

ORBIMED ASSOCIATES LLC

By: OrbiMed Advisors, LLC, its Managing Member

By:	/s/ Eric A. Bittelman
Name:	Eric A. Bittelman
Title:	Chief Financial Officer

UBS JUNIPER CROSSOVER FUND, L.L.C.

By: OrbiMed Advisors Inc., Member of PW Juniper Crossover Management, L.L.C. , which is the Managing Member

By:	/s/ Eric A. Bittelman
Name:	Eric A. Bittelman
Title:	Chief Financial Officer

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

MONTREUX EQUITY PARTNERS II SBIC, LP

By: Montreux Equity Management II SBIC, LLC, its General Partner

By:	/s/ [illegible]
Name:
Title:	Managing Member

MONTREUX EQUITY PARTNERS III SBIC, LP

By: Montreux Equity Management III SBIC, LLC, its General Partner

By:	/s/ [illegible]
Name:
Title:	Managing Member

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By: LIGHTHOUSE MANAGEMENT PARTNERS V, L.L.C., its general partner

By:

Name:

Title:

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

ASCENT BIOMEDICAL VENTURES I, L.P.

By: ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith

Name:	Geoffrey W. Smith

Title:	Director

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

GC&H INVESTMENTS[1]
GC&H INVESTMENTS, LLC[2]

By:	/s/ John L. Cardoza

Name:	John L. Cardoza

Title:	Executive Partner[1]
Managing Member[2]

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

PAUL AND JACQUELINE GODDARD FAMILY LIVING TRUST

By:	/s/ Paul Goddard, Trustee

Name:	Paul Goddard

Title:	Trustee

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

By:	/s/ Peter Milner
PETER MILNER

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

INVESTOR(S):

(Print name of entity, if applicable)

By:

Name:

Title:
(If applicable)

ARYX THERAPEUTICS

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

Ascent Biomedical Ventures I, L.P.

ARA Overseas, Ltd.

Corrina von Schonau-Riedweg

Hamilton Investment Partners, LLC

MPH Enterprises, LLC

Jay Furman

Stonegate Capital, LLC

ATEL Ventures, Inc.

Austin Jieh

Avi Sochaczevski

UBS Juniper Crossover Fund, L.L.C.

PW Juniper Crossover Fund, L.L.C.

Cameron Geoffrey McDonough

Charles Conroy

Clark Jensen

Cleve Partners

Dr. Lloyd-Harris

Ellen Milner

Gary Bloom

GC&H Investments LLC

Geoffrey W. Smith

Goodwin Trust

Janetta Napp

Jason Allen Field Trust

JLS Associates V

JLS Associates VIII

Ellen Milner

John Garrett

Lighthouse Capital Partners V, L.P. (own warrants only and shall not have the rights set forth in Section 4 herein)

Koren Lee

Larry Abrams

Lisa Kay Field Trust

Louis Field Trust

Mark G. Midei

Matthew Frank

Merlin BioMed Private Equity Fund, L.P.

Merlin Nexus I, L.P.

Merlin Nexus II, L.P.

Michael Garmaise

Michelle Louise Garrett

MPM Asset Management Investors 2002 BVIII LLC

MPM BioVentures III GmbH & Co. Beteiligungs KG

MPM BioVentures III Parallel Fund, L.P.

MPM BioVentures III, L.P.

MPM BioVentures III-QP, L.P.

MPM BioVentures Strategic Fund, L.P.

Naomi Milner

Nicholas J. Simon III

Oliver D. Schein

Pascal Druzgala

Paul & Jaqueline Goddard Family Living Trust

Peter Constantino

Peter Milner

Peter Pelikan

Richard Miller

Robert C. McGann

Robert E. Childers Trust

Robert S. Spears Trust

Shapiro Trust

Sidney O. Gottlieb

Stephen Schiller

Steve Gidumal

Steven Hochberg

Tracy Lefteroff

Wen-Lu Chou & Hsiao-Min His

Yosef P. Krespi

Nomura Phase4 Ventures L.P.

JAFCO G-9 (A) Venture Capital Investment Limited Partnership

JAFCO G-9 (B) Venture Capital Investment Limited Partnership

Montreux Equity Partners II SBIC, LP

Montreux Equity Partners III SBIC, LP

Healthcare Private Equity LP (Scottish Widows)

Sagamore Bioventures, LLC

Itochu Corporation

A-1